PRESS RELEASE

For Additional Information Contact:
Ralph Schank, President and Chief Executive Officer
(816) 233-5148

ST. JOSEPH BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

ST. JOSEPH, MISSOURI – December 3, 2010; St. Joseph Bancorp, Inc. (OTCBB: SJBA) announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 37,691 shares representing 10% of its outstanding shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Ralph Schank, President and Chief Executive Officer of the Company, stated “We are pleased to announce the repurchase program.  We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company’s capital into this investment is warranted.”

This news release contains certain forward-looking statements about the proposed stock repurchase program.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of St. Joseph Bancorp, Inc. common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of St. Joseph Bancorp, Inc. and changes in the securities markets.